Exhibit 99.1

News Release

For Immediate Release January 9, 2017	For Further Information, Contact: George Lancaster, Hines 713/966-7676 George.lancaster@hines.com

HINES GLOBAL REIT II ACQUIRES PRIME RETAIL IN CINCINNATI

(CINCINNATI) – Hines, the international real estate firm, announced today that Hines Global REIT II, Inc. has acquired Rookwood Pavilion and Rookwood Commons, two contiguous shopping centers that operate as a single property referred to as Rookwood, located in the Midtown submarket of Cincinnati, Ohio.
Rookwood consists of 600,071 square feet of gross leasable area that is 97 percent leased to 73 leading retailers and restaurants, including Whole Foods, REI, Nordstrom Rack, T.J. Maxx, Joseph-Beth Booksellers, P.F. Chang’s, and J. Alexander’s. Known as a unique, high-end open-air lifestyle center, Rookwood serves a densely populated, urban trade area from its strategic location approximately five miles northeast of Cincinnati’s dynamic central business district.
Sherri Schugart, president and CEO of Hines Global REIT II, said, “We were attracted to Rookwood because it contains an outstanding collection of retailers in an affluent, urban trade area with high barriers to entry. The center serves shoppers from all over Cincinnati and Northern Kentucky, including over 50,000 students at neighboring University of Cincinnati and Xavier University.”
Hines Vice President/Property Management Dan Eifert noted, “Rookwood is conveniently located in close proximity to some of Cincinnati’s most attractive and affluent neighborhoods, including Hyde Park, Oakley, Columbia-Tusculum and Mount Lookout. These neighborhoods have enjoyed rapid appreciation over the past five years, command some of the highest home values in Cincinnati, and have residents with some of the area’s highest income levels, all of which have contributed to Rookwood’s success.”

This acquisition represents Hines Global REIT II’s sixth purchase and is the first retail property in its portfolio. Eastdil Secured represented the seller in the transaction.
Hines Global REIT II is a public, non-listed real estate investment trust sponsored by Hines. It commenced operations in 2014 and invests in commercial real estate investments located in the United States and internationally. For additional information about Hines Global REIT II, visit www.hinessecurities.com/reits/hines-global-reit-2/.
Hines is a privately owned global real estate investment firm founded in 1957 with locations in 182 cities in 20 countries. As of December 31, 2015, Hines had $89.1 billion of assets under management, including $42.5 billion for which Hines provides fiduciary investment management services, and $46.6 billion for which Hines provides third-party property-level services. Hines has developed, redeveloped or acquired 1,235 properties, totaling over 409 million square feet. The firm’s current property and asset management portfolio includes 457 properties, representing over 193 million square feet. With extensive experience in investments across the risk spectrum and all property types, and a pioneering commitment to sustainability, Hines is one of the largest and most respected real estate organizations in the world. Visit www.hines.com for more information.

Forward-Looking Statements

Statements in this press release, including intentions, beliefs, expectations or projections relating to the acquisition described herein, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on current expectations and assumptions with respect to, among other things, tenant performance, future economic, competitive and market conditions and future business decisions that may prove to be incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward-looking statements including the risks associated with the ability and willingness of the current tenants to continue to make rental payments pursuant to their lease agreements and other risks described in the “Risk Factors” section of Hines Global II’s Annual Report on Form 10-K for the year ended December 31, 2015, as updated by its other filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on any forward-looking statements.